BRF S.A.

Publicly Held Company

CNPJ/MF Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

SUMMARY OF THE MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON AUGUST 31, 2017

1.            Date, Time and Place: Held on August 31, 2017, at 9am, in São Paulo City, São Paulo state, at the BRF S.A (“Company”) office located at Rua Hungria, 1400, 5th floor.

2.            Summons and Presence: Summons dispensed due to presence of the totality of members of the Board of Directors: Messieurs Abilio dos Santos Diniz, Francisco Petros Oliveira Lima Papathanasiadis, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Walter Fontana Filho, Marcos Guimarães Grasso, Flávia Buarque de Almeida, Carlos da Costa Parcias Jr., Walter Malieni Jr. and José Aurélio Drummond Jr. Also present as guests were Mr. Pedro de Andrade Faria, Simon Cheng, Alessandro Bonorino and Mrs. Ana Luísa Fagundes Rovai Hieaux.

3.            Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

4.            Agenda: (i) Renewal of guarantee provided by the Company to its subsidiaries in the Cone Sul; (ii) Raising extra rural credit line with Banco Santander; (iii) Contracting KPMG to issue comfort letter; and (iv) other subjects of the agenda.

5.            Subjects and Resolutions: The members of the Board of Directors have approved, unanimously and without reservations, draw up and release this minutes in the summary form. The following decisions were taker after the analysis of the subject included in the agenda, were taken the following decisions:

5.1. Renewal guarantee LATAM: The members of the Board of Directors, by unanimously and based on the documents filed in the Company, have approved the guarantees to the companies in the Cone Sul, which are, Avex S.A., Quickfood S.A. and Campo Austral S.A., related to the credits contracted with the banks Banco Santander Rio, Banco Galícia and Banco Itaú, for a period of 2 years.

5.2. Extra Rural Credit: The members of the Board of Directors, by unanimously and based on the documents filed in the Company, have approved contracting the extra rural credit line, with the Banco Santander, in the total amount as of R$ 300.000.000,00 for a period of 2 years.

5.3. Contracting KPMG to issue comfort letter: The members of the Board of Directors, by unanimously and based on the documents filed in the Company, have approved contracting the external auditors KPMG to issue comfort letter to possible bonds to be issue by Quikfood S.A. in Argentina.

Summary of the Minutes of the Extraordinary Meeting of the Board of Directors held on August 31, 2017 at 9am.

BRF S.A.

Publicly Held Company

CNPJ/MF Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

SUMMARY OF THE MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON AUGUST 31, 2017

The Company’s management are hereby authorized to practice all acts and to sign all documents necessary for the implementation of the resolutions approved herein.

6.            Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors and/or information presented during the meeting were filed at the Company´s head office.

7.            Closing: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up and, having been read and found correct, were signed by all those present.

I certify that the present minutes are an accurate true copy of the original which is filed in Book Number 5 of the minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, August 31, 2017.

Larissa Brack Secretary

Summary of the Minutes of the Extraordinary Meeting of the Board of Directors held on August 31, 2017 at 9am.